Exhibit 21.1

LQR House Inc. Subsidiaries

Name		Jurisdiction and Principal Activities	Ownership
LQR House Acquisition Corp.	●	Nevada corporation	100%
	●	Owns and operates CWS Platform

YHC Online Limited	●	Hong Kong company	100%
	●	Investment holding

SWOL Holdings Inc.	●	Nevada corporation	100%
	●	Producing, marketing and distributing a limited-edition Anejo Tequila